Exhibit 10.2

1998ISO:

OLD POINT FINANCIAL CORPORATION

FORM OF

INCENTIVE STOCK OPTION AGREEMENT

In accordance with the 1998 Stock Option Plan (the “Plan”) of OLD POINT FINANCIAL CORPORATION, a Virginia Corporation (the “Corporation”), the Corporation hereby grants on [GRANT DATE], to [EMPLOYEE NAME] (the “Employee”) the right and option to purchase, upon the terms and conditions hereinafter set forth, [#] shares of the Corporation’s Common Stock at the purchase price of $[EXERCISE PRICE] per share.

1.	Time and Volume Limitations on Exercise of Option. Except as provided in paragraph 5 below, this option shall not be exercisable: (a) during the period of one year from the date hereof: or (b) after the expiration date of [EXPIRATION DATE]. This option shall be exercisable on or after [VESTING DATE].

2.	Conditions of Exercise of Option During Employee’s Lifetime. During the Employee’s lifetime, this option may be exercised only by him, and then only if he has been an employee of the Corporation or one or more of its Subsidiaries (as defined in the Plan) continuously from the date of grant of this option to the date of exercise; provided, however, that if the Employee or the Corporation terminates his employment for any reason (including termination because of retirement, permanent and total disability, or cause), the Employee shall only be entitled to exercise this option to the extent it was exercisable by the Employee at the date of such termination of employment and further provided that this option shall not be exercisable more than three (3) months after such termination of employment.

3.	Option Nontransferable During Employee’s Lifetime; Conditions of Exercise After Employee’s Death. This option shall not be transferable by the Employee other than by his will or by the laws of descent and distribution. If the employment of the Employee terminates by death while in the employ of the Corporation or a Subsidiary, then this option may be exercised at any time during its term, to the extent that the Employee was entitled to exercise this option on the date of his termination from employment by reason of death, by the person or persons to whom the Employee’s rights under this option shall pass by will or by applicable law. In no event may the option be exercised after the expiration date specified in paragraph 1.

4.	Method of and Effective Date of Exercising Option. This option may be exercised from time to time on any business day upon delivery to the Corporation of (a) a Notice of Exercise in the form attached to this Agreement, and (b) payment in full of the option purchase price

(which purchase price may be paid by the Employee in cash or in shares of common stock of the Corporation, or in any combination thereof, as may be permitted in the sole discretion of the Board of Directors or a committee thereof). No person shall acquire any rights or privileges of a stockholder of the Corporation with respect to any shares issuable upon such exercise until the effective date of such exercise.

5.	Acceleration of Exercise Period. Notwithstanding the limitation set forth in paragraph 1 (a) above on the exercise of this option within one year after the date hereof, the Employee may exercise all or any portion of this option, provided it shall have been granted not less than six months previously, on or after the date on which an offeror (other than the Corporation) shall first publicly offer to acquire shares of common stock of the Corporation pursuant to a tender offer or exchange offer or the date of mailing of proxy material to the stockholders of the Corporation with respect to a merger or other reorganization which shall result in the common stock of the Corporation being converted into cash or securities of another corporation.

6.	Prohibition Against Pledge, Attachment, etc. Except as other wise herein provided, this option and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

7.	Provisions of the Plan Control. This option is subject to the terms and conditions of the Plan under which it is granted, a copy of which may be examined by the Employee at the office of the Corporation. The Plan empowers the Board of Directors of the Corporation, or a committee thereof, to make interpretations, rules and regulations thereunder, and in general provides that determinations of the Board or such committee with respect to the Plan shall be binding upon all optionees.

8.	Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Corporation and the legal representative of the Employee.

9.	Incentive Stock Option Rules. It is intended that this option may qualify for treatment for federal income tax as an “incentive stock option” as that term is defined by Section 422a of the Internal Revenue Code, provided that the Employee observes the following rules concerning the exercise of the option:

(a)	None of the shares acquired upon exercise of this option may be sold or otherwise disposed of by the Employee within 1 year of the date this option is granted.

(b)	None of the shares acquired upon exercise of this option may be sold or otherwise disposed of within 1 year of the date on which such shares are transferred to the employee.

(c)	At all times beginning on the date this option is granted and ending 3 months prior to the date on which the option is exercised, the Employee must remain employed by the Corporation or one of its Subsidiaries.

NOTE: Failure to follow these rules does not affect the Employee’s right to purchase shares under this option, but failure to follow these rules will disqualify the Employee from treating the acquisition of shares pursuant to an “incentive stock option” under the Internal Revenue Code. The Employee shall consult his own tax advisor concerning the tax treatment of this option.

IN WITNESS WHEREOF, the Corporation has caused this option to be executed on its behalf by its duly authorized officers whose names appear below, all as of the date and year first above written, which is the date of the granting of the option evidenced thereby.

OLD POINT FINANCIAL CORPORATION

By

Its

Attest:

By
Its

The undersigned Employee hereby accepts the foregoing option and agrees to the terms and conditions thereof this              day of                     , 200  .

Employee

3